UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 19, 2016

INGRAM MICRO INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-12203	62-1644402
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3351 Michelson Drive, Suite 100

Irvine, CA 92612

(Address, including zip code of Registrant’s principal executive offices)

Registrant’s telephone number, including area code: (714) 566-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 19, 2016 and October 21, 2016, Ingram Micro Inc. (“Ingram Micro”) entered into amendments to its revolving senior unsecured credit facility, trade accounts receivable backed financing program and senior unsecured notes indentures in preparation of the consummation of the transactions (the “Merger”) contemplated by the Agreement and Plan of Merger, dated February 17, 2016 (the “Merger Agreement”), between Ingram Micro, Tianjin Tianhai Investment Company, Ltd. and GCL Acquisition, Inc.

The effectiveness of the amendments summarized in this Current Report on Form 8-K is subject to the consummation of the Merger, in addition to other customary closing conditions.

Revolving Senior Unsecured Credit Facility

On October 19, 2016, Ingram Micro and its subsidiary, Ingram Micro Luxembourg S.à r.l (together with Ingram Micro, “Borrowers”), entered into Amendment No. 3 and Waiver (“Amendment No. 3”) to the Credit Agreement, dated as of September 28, 2011 (as amended, supplemented or otherwise modified, the “Credit Agreement”), among Borrowers, the Lenders thereto, The Bank of Nova Scotia, as the Administrative Agent, and certain other financial institutions party thereto.

Pursuant to Amendment No. 3, the Lenders party to Amendment No. 3 waive prepayment of their loans as a result of the consummation of the Merger and agree to continue as Lenders under Ingram Micro’s revolving senior unsecured credit facility, with their aggregate commitments reduced from $1.5 billion to $1.05 billion.

Amendment No. 3 also adds additional restrictions to further limit Ingram Micro’s ability to make payments to its direct or indirect shareholders following consummation of the Merger, including as Restricted Payments. Restricted Payments will generally be limited, in any given four quarter period, to the lesser of $150.0 million and 50% of Ingram Micro’s Consolidated Adjusted Net Income if Ingram Micro’s Leverage Ratio exceeds 2.00 to 1.00 for specified periods and 50% of Ingram Micro’s Consolidated Adjusted Net Income if Ingram Micro’s Leverage Ratio is less than or equal to 2.00 to 1.00 for specified periods.

Amendment No. 3 also makes certain amendments to the Credit Agreement’s financial covenants, including: (a) increasing the required Consolidated EBITDA to Consolidated Interest Charges ratio from 2.75 to 1.00 to 4.00 to 1.0; (b) reducing the required Leverage Ratio from 4.00 to 1.0 to 3.80 to 1.0; and (c) adding covenants related to maintaining (i) a specified ratio of Consolidated Liabilities to Consolidated Assets, (ii) a specified amount of Consolidated Stockholders’ Equity and (iii) certain levels of Liquidity during the period over which Ingram Micro may be required to make an offer to purchase its senior unsecured notes following consummation of the Merger.

Amendment No. 3 also limits the amount of financing available to Ingram Micro under its trade accounts receivable financing programs to 35% of the aggregate trade accounts receivable if Ingram Micro’s credit rating falls below certain levels.

Trade Accounts Receivable Backed Financing Program

On October 21, 2016, Ingram Funding Inc., Ingram Micro, The Bank of Nova Scotia, and the other purchasers and purchaser agents party thereto, entered into Omnibus Amendment No. 4 (“Omnibus Amendment No. 4”) to the Receivables Purchase Agreement, dated as of April 26, 2010 (as amended, supplemented or otherwise modified, the “Receivables Purchase Agreement”) and the Receivables Sale Agreement, dated as of April 26, 2010 (as amended, supplemented or otherwise modified, the “Receivables Sale Agreement”).

Pursuant to Omnibus Amendment No. 4, the purchasers under the Receivables Purchase Agreement waive any Termination Event existing as a result of the consummation of the Merger. In addition, Omnibus Amendment No. 4 amends the financial covenants in the Receivables Purchase Agreement to have substantially the same terms as the financial covenants in the Credit Agreement, excluding the Liquidity covenant.

Senior Unsecured Notes Indentures

On October 21, 2016, Ingram Micro entered into a First Supplemental Indenture (the “2010 Supplemental Indenture”) to the Indenture, dated as of August 19, 2010 (the “2010 Indenture”), and a First Supplemental Indenture (together with the 2010 Supplemental Indenture, the “Supplemental Indentures”) to the Indenture, dated as of August 10, 2012 (together with the 2010 Indenture, the “Original Indentures”), each between the Ingram Micro and Deutsche Bank Trust Company Americas, as trustee.

The Supplemental Indentures amend the Original Indentures to include a restriction on Ingram Micro’s ability to make certain payments that is substantially consistent with the restriction on Restricted Payments set forth in Amendment No. 3 to the Credit Agreement described above.

The foregoing description of Amendment No. 3, Omnibus Amendment No. 4 and the Supplemental Indentures does not purport to be complete and is qualified in its entirety by reference to the text of Amendment No. 3, Omnibus Amendment No. 4 and the Supplemental Indentures, copies of which are filed as Exhibits 4.1, 4.2, 10.1 and 10.2, respectively, and incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this report is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Item No.	Description

4.1	First Supplemental Indenture, dated October 21, 2016, to the Indenture, dated as of August 19, 2010
4.2	First Supplemental Indenture, dated October 21, 2016, to the Indenture, dated as of August 10, 2012
10.1	Amendment No. 3 and Waiver to Credit Agreement, dated October 19, 2016
10.2	Omnibus Amendment No. 4, dated October 21, 2016, to Receivables Purchase Agreement and Receivables Sale Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

INGRAM MICRO INC.
(Registrant)

Date: October 24, 2016	By:	/s/ Larry C. Boyd
Name: Larry C. Boyd
Title: Executive Vice President, Secretary and General Counsel

EXHIBIT INDEX

Item No.	Description

4.1	First Supplemental Indenture, dated October 21, 2016, to the Indenture, dated as of August 19, 2010
4.2	First Supplemental Indenture, dated October 21, 2016, to the Indenture, dated as of August 10, 2012
10.1	Amendment No. 3 and Waiver to Credit Agreement, dated October 19, 2016
10.2	Omnibus Amendment No. 4, dated October 21, 2016, to Receivables Purchase Agreement and Receivables Sale Agreement

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